EXHIBIT M

                        STANDARD & POOR'S REVISES RATINGS
                         OF UTILITY FIRST MORTGAGE BONDS
                         -------------------------------
                            [Dated October 20, 1997]


          Standard & Poor's has incorporated into its ratings of corporate issues a more vigorous analysis of ultimate recovery potential to supplement the analysis of default risk. This is consistent with the policies recently established for all secured debt. The incorporation of ultimate recovery risk is particularly important for ratings of electric, gas and water utility first mortgage bonds, general and refunding bonds, or otherwise-designated senior secured debt. If, in Standard & Poor's analytical conclusion, full recovery of principal can be anticipated in a post-default scenario-albeit delayed -- an issue's rating may be enhanced one or two notches above the corporate credit rating (CCR), or default rating. (Please refer to the attached list.) Until now, a utility's first mortgage bond rating has been determined by the CCR.

          For highly-rated issuers, the probability of default is low, so the relevance of post-default recovery and, consequently, its weighting in the analysis are relatively small. In these cases, it would be unusual to find first mortgage bonds enhanced by a rating of more than one notch above the CCR.

          First mortgage bondholders benefit from a first position priority lien on substantially all of the utility's property and franchises owned or thereafter acquired. Besides the asset protection, the mortgage indenture contains a fairly restrictive covenant package, including a limitation on the issuance of additional secured bonds based on interest coverage and debt level tests.

          The extent of any enhancement of a utility's first mortgage bond rating depends on collateral values relative to the maximum amount of first mortgage bonds that may be outstanding at any one time under the terms of the indenture (more specifically, the bonding ratio and retired bond credit mechanisms). Because the outcome for creditors going into the workout process is ultimately a function of the value of their collateral, developing a sense of this value acts as an appropriate proxy for just how well the creditors are secured.

          The analysis does not attempt to specifically predict the ultimate outcome of any bankruptcy proceeding. Rather, the recovery risk profile is established by assessing the characteristics of various types of utility assets used as collateral: electric generation, transmission, distribution, gas transmission and distribution, water, etc. Higher collateral coverage levels increase confidence that asset values will cover the secured debt.

          Utility assets are vested with a particular value because of the fundamental role that they perform in the health of all phases of the economy, especially the transmission and distribution delivery system infrastructure. There is an inherent value in these assets


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          that is largely independent of the owner's financial condition.

          Therefore, in stressing asset values, Standard & Poor's is more liberal in its attribution of collateral value to the electric, gas and water delivery assets than to production assets. Furthermore, distinctions are made to differentiate companies on the basis of the relative efficiency of their nonnuclear generating plants, as measured by total variable production costs. Nuclear assets are given zero collateral value.

          Standard & Poor's will address the appropriateness of an upgrade for any company whose first mortgage bond rating is on CreditWatch with negative implications at the time that the CreditWatch listing is resolved. Also, there may be companies that are excluded from the list because of indenture and collateral information that is insufficient to make an ultimate recovery decision.

          All CCRs and outlooks of the following companies are affirmed. Standard & Poor's will maintain ongoing surveillance regarding the issue ratings.


          SENIOR SECURED DEBT RATING REVISIONS(*)

          Electric Utilities                 To   From
          ------------------                 --   ----
          ...
          Jersey Central Power & Light Co.   A-   BBB+
          ...
          ...
          Metropolitan Edison Co.            A-   BBB+
          ...
          ...
          Pennsylvania Electric Co.          A    A-
          ...















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          *    [Ratings of other issues have been omitted from this Exhibit.]